Exhibit 99.1

Vertex Pharmaceuticals Reports Second Quarter 2007 Financial Results and Provides
Development Pipeline Update

Cambridge, MA, July 24, 2007 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the quarter ended June 30, 2007, and the Company provided a pipeline update.

“Vertex achieved its major development pipeline milestones in the first half of 2007,” stated Joshua Boger, Ph.D., President and Chief Executive Officer of Vertex Pharmaceuticals.  “In particular, with telaprevir, our investigational hepatitis C protease inhibitor, we are continuing to receive informative data from the global Phase 2b PROVE clinical development program.  We also advanced our manufacturing activities for telaprevir by expanding our manufacturing capacity and have now begun production of validation batches.  In addition, we are also conducting Phase 2 clinical trials with additional investigational drug candidates, including VX-770 for cystic fibrosis, VX-702 for rheumatoid arthritis, and MK-0457 (VX-680) through our collaborator Merck for treatment-resistant leukemias.”

“The transition to Phase 3 development for telaprevir is Vertex’s top priority,” continued Dr. Boger.  “In the near-term, we are focused on evaluating the data generated to date in the PROVE clinical program with regulatory authorities.  Subsequently, we are targeting further interactions and discussions that will enable the initiation of Phase 3.”

Second Quarter Results

For the quarter ended June 30, 2007, the Company’s net loss was $117.8 million, or $0.91 per share.  The net loss for the quarter ended June 30, 2006 was $77.7 million, or $0.72 per share.  The increase in the Company’s 2007 net loss was principally driven by an increase in development investment as Vertex advances its product candidates.

The non-GAAP loss, before certain charges, for the quarter ended June 30, 2007 was $95.4 million, or $0.74 per share, compared to the non-GAAP loss, before certain charges, of $65.6 million, or $0.60 per share, for the quarter ended June 30, 2006.

Total revenues for the quarter ended June 30, 2007 were $38.2 million, compared to $29.7 million for the second quarter of 2006.  The increase is primarily due to revenue recognized from development activities in collaboration with Janssen Pharmaceutica.

Research and development (R&D) expenses for the quarter ended June 30, 2007 were $136.2 million, including $18.8 million of commercial supply investment, compared to $91.3 million in R&D expenses for the second quarter of 2006.  The increase primarily relates to development investment to support the global Phase 2b clinical development program for telaprevir, as well as the investment in building the commercial supply chain for telaprevir.

Sales, general and administrative (SG&A) expenses for the quarter ended June 30, 2007 were $23.3 million compared to $14.4 million for the second quarter of 2006.  This increase reflects building of infrastructure, including an increase in the number of employees to support the advancement of the business.

Other income, net, for the quarter ended June 30, 2007 was $7.9 million, compared to $1.6 million for the second quarter of 2006.  This increase principally resulted from increased investment balances and the Company’s reduction of outstanding debt in 2006 and in the first quarter of 2007.

At June 30, 2007, Vertex had approximately $617.2 million in cash, cash equivalents and marketable securities.  Vertex ended the second quarter of 2007 with $42.1 million in principal amount of convertible debt due September 2007.

Recent Achievements and 2007 Objectives

•                  Relapse rate data from PROVE 1

•                  Vertex announced today that it received preliminary data from a planned interim analysis of arm C of the PROVE 1 trial, which evaluated treatment-naïve genotype 1 HCV patients treated with telaprevir plus pegylated interferon alfa-2a (peg-IFN) and ribavirin (RBV) for 12 weeks, followed by 12 weeks of treatment with peg-IFN and RBV alone. The interim analysis included end-of-treatment data as well as 12-week post-treatment data from all patients who completed the 24-week course of therapy.   Among the patients who completed 24 weeks of therapy and had undetectable HCV RNA (less than 10 IU/mL) at the end of treatment, fewer than 10 percent had relapsed by the end of 12 weeks post-treatment follow-up. Results obtained to date in PROVE 1 suggest that 12 weeks of telaprevir-based treatment followed by 12 weeks of peg-IFN and RBV could be a promising treatment regimen and duration.  Preliminary safety data from the PROVE 1 and PROVE 2 trials are summarized below.

•                  Summary of recent PROVE 1 and PROVE 2 data and PROVE 3 update

•                  In April at the 42nd Annual Meeting of the European Association for the Study of the Liver (EASL), clinical investigators presented the first clinical data from PROVE 1, a randomized, placebo-controlled trial involving approximately 250 patients. The PROVE 1 data reflected a high rate of rapid viral response (RVR) in the telaprevir groups and a low rate of on-treatment viral breakthrough, and suggested that 12 weeks of telaprevir-based therapy enabled some patients to clear the virus.  A Vertex press release dated April 14, 2007 provides additional information on the data that were presented, including end-of-treatment data, post-treatment data and adverse events.

•                  In June, Vertex reported that it had received preliminary data from the first planned interim analysis of PROVE 2, a randomized, placebo-controlled trial involving approximately 320 patients in Europe.  Vertex indicated that the preliminary results for 12-week safety and antiviral activity were consistent with findings previously reported for PROVE 1.  A Vertex press release dated June 12, 2007 provides additional conclusions from this analysis.

•                  In clinical trials of telaprevir, including data available to date from PROVE 1 and PROVE 2, the most common adverse events, regardless of treatment assignment, were fatigue, rash, headache and nausea. Gastrointestinal disorders, rash and anemia have been more common in the telaprevir arms.  The rate of discontinuations due to adverse events through to 12 weeks in the combined PROVE 1 and PROVE 2 trials was approximately 11 percent among patients receiving telaprevir, peg-IFN and RBV, as compared to 3 percent among patients receiving peg-IFN, RBV and placebo.  The collection of adverse event and discontinuation rate data is ongoing in the PROVE clinical program.

•                  Vertex also announced in June that it had completed patient enrollment in the PROVE 3 clinical trial with more than 440 patients. PROVE 3 is a Phase 2b clinical trial of telaprevir in patients with genotype 1 HCV who have not achieved a sustained viral response (SVR) with a previous interferon-based treatment.

•                  Additional clinical progress and telaprevir data anticipated in the second half of 2007

•                  The Company recently submitted telaprevir data from the ongoing PROVE 1 and PROVE 2 clinical trials to the U.S. Food and Drug Administration (FDA).   The Company has scheduled a meeting with the FDA to review these data.

•                  Vertex expects to report interim data from the PROVE 1 trial at the 47th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in September and expects to report interim data from PROVE 1 and PROVE 2 at the 58th

Annual Meeting of the American Association for the Study of Liver Diseases (AASLD) in November.

•                  Vertex expects that in the second half of 2007, additional trials will be initiated to evaluate telaprevir in certain important sub-populations of HCV patients, as well as to explore the potential for twice-daily dosing of telaprevir in combination with peg-IFN and RBV.

•                  VX-702 in Phase 2 development for rheumatoid arthritis (RA)

•                  In June, Vertex announced completion of enrollment in a 12-week, 120-patient Phase 2a clinical trial to evaluate the safety, tolerability and anti-inflammatory effects of VX-702 dosed on a background of methotrexate in patients with RA.   Vertex expects to have data from the Phase 2a trial in the third quarter of 2007.

•                  Vertex also is conducting a Thorough QTc study of VX-702.  Depending on results from the Phase 2a trial and the QTc study, the Company will decide whether to initiate a larger Phase 2 trial on a background of methotrexate.

•                  Vertex is conducting a Phase 2 clinical trial of VX-770 in cystic fibrosis (CF)

•                  In the second quarter, Vertex initiated a Phase 2a clinical trial with VX-770.  The randomized, double-blind, placebo-controlled trial of VX-770 will evaluate the safety and pharmacokinetics of VX-770 and how VX-770 affects biomarkers of the cystic fibrosis transmembrane regulator (CFTR) protein in approximately 36 patients with CF.

•                  Phase 2 trial underway with MK-0457 (VX-680) in treatment-resistant leukemias

•                  Vertex’s collaborator Merck is conducting a 270-patient Phase 2 clinical trial with MK-0457 in patients with treatment-resistant chronic myelogenous leukemia (CML) and Philadelphia chromosome-positive acute lymphocytic leukemia (PH+ ALL) containing the T315I BCR-ABL mutation.  Enrollment is underway for this trial at 14 clinical centers in the U.S., Europe, the Middle East and Asia.

•                  Merck also is conducting a Phase 1 trial of MK-6592 (VX-667) to evaluate the safety and tolerability of MK-6592 in combination with an anti-cancer drug in solid tumors.

•                  Backup compound selected to replace VX-409 for the treatment of pain

•                  Preclinical development of VX-409, which was being developed under a collaboration between GlaxoSmithKline (GSK) and Vertex, has been discontinued.  GSK has selected a backup compound for further preclinical evaluation, in preparation for potential clinical development for the treatment of pain.  GSK and Vertex began collaborating on development and commercialization of novel subtype selective sodium channel modulators in December 2005.

•                  Vertex’s research engine continues to be productive

•                  Vertex has commenced preclinical activities with several novel compounds emerging from its drug discovery operations.  Vertex expects to initiate clinical trials of these compounds by the end of 2007.

•                  Vertex is focused on maintaining strong corporate fundamentals

•                  Vertex recently recruited two executives to its executive management team.   Kurt Graves was named Executive Vice President, Chief Commercial Officer and Head, Strategic Development, and Amit Sachdev was named Senior Vice President, Public Policy and Government Affairs.  In addition, Lisa Kelly was promoted to Senior Vice President, Human Resources and will be part of the Vertex executive management team.

•                  In March 2007, the Company strengthened its balance sheet profile by converting into Vertex common stock $59.6 million of 5.75% Convertible Senior Subordinated Notes due 2011.  As a result of the conversion, Vertex issued approximately four million shares of common stock.  The remaining principal balance of convertible debt is $42.1 million and is due September 2007.

Full Year 2007 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.

Vertex today is reiterating its guidance for 2007 GAAP and non-GAAP loss, and cash, cash equivalents and marketable securities, which originally was provided on February 1, 2007.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures.  In particular, Vertex provides its second quarter 2007 and 2006 loss and guidance for its projected full year 2007 loss excluding, in each case, restructuring charges and stock-based compensation expense, which in each case results in a non-GAAP financial measure.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results.  Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance. A reconciliation of non-GAAP financial results to GAAP financial results is included in the attached financial statements.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is focused on viral diseases, inflammation, autoimmune diseases, cancer, pain and bacterial infection. Vertex co-discovered the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

Special Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including statements regarding our expectation that (i) clinical trial outcomes, development timelines and results of discussions with regulatory authorities related to telaprevir will enable our initiation of Phase 3 clinical trials of telaprevir; (ii) data being generated from ongoing clinical trials of telaprevir could support a treatment regimen of 12 weeks of therapy with telaprevir plus peg-IFN and RBV followed by an additional twelve weeks of peg-IFN and RBV alone;  (iii) further clinical progress will be made and additional data on telaprevir will be generated in the second half of 2007;  (iv) we will report interim data from PROVE 1 at ICAAC in September and from PROVE 1 and PROVE 2 at AASLD in November; (v) we will expand the clinical development of telaprevir into certain important HCV sub-populations and the investigation of an additional potential dosing regimen; (vi)  we will receive end of treatment data in the third quarter of 2007 relative to VX-702;  (vii)  GSK will engage in further preclinical development activities with respect to the backup compound to VX-409;  (viii) we will initiate clinical trials of certain additional preclinical compounds by the end of 2007; and (ix)  our year-end loss and cash position will be as reflected in our guidance originally provided in February 2007. While we believe the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements.  Those risks and uncertainties include, among other things, that the outcomes for each of our ongoing and planned clinical trials and studies, and in particular our ongoing and planned clinical trials of telaprevir, may not be favorable or may not be achieved within expected timelines, that the FDA will not agree with our interpretation of data from ongoing telaprevir trials or with our proposed design or timing for further clinical trials of telaprevir based on that data, that one or more of our internal or external drug development programs will not proceed as planned for technical, scientific or commercial reasons, that one or more of the assumptions underlying our financial guidance will not be realized due to unexpected and costly program delays, failure to achieve milestone events leading to milestone payments from collaborators,  or for any number of other financial, technical or collaboration considerations, and other risks listed under Risk Factors in Vertex’s annual report and quarterly reports filed with the Securities and Exchange Commission and available through our website at www.vrtx.com.  We disclaim any obligation to update the information contained in this press release as new data become available.

Vertex Pharmaceuticals Incorporated
2007 Second Quarter and Six Month Results
Consolidated Statements of Operations Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues:
Royalties	$10,967	$9,005	$20,763	$18,184
Collaborative and other R&D revenues	27,229	20,721	86,243	50,629
Total revenues	$38,196	$29,726	$107,006	$68,813

Costs and expenses:
Royalty payments	3,401	2,885	6,670	5,880
Research and development (R&D)	136,187	91,250	268,765	166,452
Sales, general & administrative (SG&A)	23,322	14,370	39,859	27,249
Restructuring expense	906	443	5,961	1,210
Total costs and expenses	163,816	108,948	321,255	200,791
Loss from operations	$(125,620)	$(79,222)	$(214,249)	$(131,978)

Other income, net	7,853	1,564	15,754	3,187
Loss before cumulative effect of a change in accounting principle	$(117,767)	$(77,658)	$(198,495)	$(128,791)

Cumulative effect of a change in accounting principle — SFAS 123(R)	—	—	—	1,046
Net loss	$(117,767)	$(77,658)	$(198,495)	$(127,745)

Basic and diluted net loss per common share before cumulative effect of a change in accounting principle	$(0.91)	$(0.72)	$(1.56)	$(1.19)

Basic and diluted cumulative effect of a change in accounting principle per common share.	—	—	—	$0.01
Basic and diluted net loss per common share	$(0.91)	$(0.72)	$(1.56)	$(1.18)

Basic and diluted weighted-average number of common shares outstanding (in thousands)	129,269	108,523	127,527	107,985

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Non-GAAP Net Loss and Net Loss per Common Share Reconciliation (Note 1)
Net loss	$(117,767)	$(77,658)	$(198,495)	$(127,745)
Pro forma adjustments:
Stock-based compensation expense included in R&D expenses (Note 2):	$17,638	$9,755	$27,940	$16,161
Stock-based compensation expense included in SG&A expenses (Note 2):	3,819	1,892	5,837	3,611
Total stock-based compensation expense	$21,457	$11,647	$33,777	$19,772

Restructuring expense (Note 4)	$906	$443	$5,961	$1,210

Cumulative effect of a change in accounting principle (Note 3)	—	—	—	$(1,046)
Non-GAAP net loss	$(95,404)	$(65,568)	$(158,757)	$(107,809)
Basic and diluted non-GAAP net loss per common share	$(0.74)	$(0.60)	$(1.24)	$(1.00)

Note 1:  Financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures.  These results are provided as a complement to the results in accordance with GAAP because management believes these non-GAAP measures help indicate underlying trends in the Company’s business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance.

Note 2:  For the three and six months ended June 30, 2007, the Company incurred $21.5 million and $33.8 million, respectively, in stock-based compensation expense of which $17.6 million and $27.9 million, respectively, is included in research and development expenses and $3.8 million and $5.8 million, respectively, is included in sales, general and administrative expenses.  For the three and six months ended June 30, 2006, the Company incurred $11.6 million and $19.8 million, respectively, in stock-based compensation expense of which $9.8 million and $16.2 million, respectively, is included in research and development expenses and $1.9 million and $3.6 million, respectively, is included in sales, general and administrative expenses. Stock-based compensation expense includes costs associated with restricted stock, stock option awards, and employee stock purchase shares, which were recorded in connection with provisions of SFAS 123(R), “Share-Based Payment.”  SFAS 123(R) requires companies to record stock-based payments in the financial statements using a fair value method.  The Company adopted SFAS 123(R) on a modified prospective basis beginning January 1, 2006.

Note 3:  SFAS 123(R) requires companies to recognize expense only for shares the Company expects to vest, which results in the Company estimating forfeitures during the service period. During the first half of 2006 the Company recorded a $1.0 million benefit for the cumulative effect of the change in recording forfeitures related to restricted stock awards as they occurred to estimating forfeitures during the service period.

Note 4:  For the three and six months ended June 30, 2007, the Company incurred restructuring expense charges of $0.9 million and $6.0 million, respectively. The three month charge is primarily a result of the imputed interest charge related to the restructuring liability. The six month charge is the result of incremental lease obligations related to the revision of certain key estimates and assumptions about building operating costs as well as the imputed interest charge related to the restructuring liability.

For the three and six months ended June 30, 2006, the Company incurred restructuring expense charges of $0.4 million and $1.2 million, respectively.  These charges are primarily a result of the imputed interest charge related to the restructuring liability.

The expense and the related liability have been estimated in accordance with SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities” and are reviewed quarterly for changes in circumstances.

Note 5:  In the first quarter of 2007, the holders of all of the Company’s outstanding 5.75% Convertible Senior Subordinated Notes due 2011 converted their notes into shares of Vertex common stock. In accordance with the terms of the indentures governing the notes, the notes were converted into common stock at a conversion rate of $14.94 per share. As a result of these conversions, Vertex issued approximately 4.0 million shares of common stock.

Vertex Pharmaceuticals Incorporated
2007 Second Quarter Results
Condensed Consolidated Balance Sheets Data
(In thousands)
(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Cash, cash equivalents and marketable securities	$617,231	$761,752
Other current assets	44,690	66,780
Property and equipment, net	67,771	61,535
Restricted cash	30,258	30,258
Other noncurrent assets	1,120	1,254
Total assets	$761,070	$921,579

Liabilities and Stockholders’ Equity
Other liabilities	$111,116	$110,640
Accrued restructuring expense	36,314	33,073
Deferred revenues	136,956	150,184
Collaborator development loan (due 2008)	19,997	19,997
Convertible notes (due 2007)	42,102	42,102
Convertible notes (due 2011) (Note 5)	—	59,648
Stockholders’ Equity	414,585	505,935
Total liabilities and stockholders’ equity	$761,070	$921,579
Common shares outstanding	131,324	126,121

Conference Call and Webcast: Second Quarter 2007 Financial Results:

Vertex Pharmaceuticals will host a conference call today, July 24, 2007 at 5:00 p.m. EDT to review financial results and recent developments.  This call will be broadcast via the Internet at www.vrtx.com in the investor center.  Alternatively, to listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2224 (International) and using conference ID number 6550439. Vertex is also providing a podcast MP3 file available for download on the Vertex website, www.vrtx.com.

The call will be available for replay via telephone commencing July 24, 2007 at 8:00 p.m. ET running through 5:00 p.m. ET on July 31, 2007.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291 and the conference ID number is 6550439.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. ET on August 7, 2007.

Vertex’s press releases are available at www.vrtx.com.

(VRTX-GEN)

Vertex Contacts:

Lynne H. Brum, Vice President, Strategic Communications, (617) 444-6614
Michael Partridge, Director, Corporate Communications, (617) 444-6108
Lora Pike, Manager, Investor Relations, (617) 444-6755